                                                                   Exhibit 10.32


                                                                  EXECUTION COPY


                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                              REUTERS AMERICA INC.

                                       AND

                           INSTINET GROUP INCORPORATED

                                      DATED

                                DECEMBER 18, 2001

                                TABLE OF CONTENTS

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                                  ARTICLE I

                                   THE CLOSING

1.1   Purchase and Sale of the Assets.......................................        1
1.2   Assumption of Liabilities.............................................        3
1.3   Consideration.........................................................        3
1.4   Closing Date Payments.................................................        3
1.5   Payments; Ledger......................................................        4
1.6   Payment Dispute Resolution............................................        5
1.7   Closing Deliveries....................................................        6
1.8   Allocation of Purchase Price..........................................        6
1.9   Further Assurances....................................................        6


                                  ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

2.1   Organization..........................................................        7
2.2   Authority; Enforceability.............................................        7
2.3   No Breach.............................................................        7
2.4   Financial Statements..................................................        7
2.5   Consents..............................................................        8
2.6   Actions and Proceedings...............................................        8
2.7   Title to Property; Sufficiency........................................        8
2.8   Intellectual Property.................................................        8
2.9   Compliance with Legal Requirements....................................        9
2.10  Employment Matters....................................................        9
2.11  Contracts.............................................................       10


                                 ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

3.1   Organization; Authority and Enforceability............................       10
3.2   No Breach.............................................................       10
3.3   Consents..............................................................       11


                                       i
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                                  ARTICLE IV

                                    COVENANTS

4.1   Employee Matters......................................................       11
4.2   Ancillary Agreements..................................................       12
4.3   Account Receivables...................................................       12
4.4   Certain Customer Arrangements.........................................       13
4.5   Insurance Claims......................................................       13
4.6   Taxes.................................................................       13
4.7   Migration.............................................................       13


                                  ARTICLE V

                   PRE-CLOSING COVENANTS AND OTHER AGREEMENTS

5.1   Conduct of the Business Pending the Closing...........................       13
5.2   Public Announcements; Communications with Customers...................       14
5.3   Third Party Consents..................................................       14
5.4   Further Actions.......................................................       14
5.5   Proprietary Information...............................................       15


                                  ARTICLE VI

                              CONDITIONS PRECEDENT

6.1   Conditions Precedent to the Obligations of the Parties................       15


                                 ARTICLE VII

                                   TERMINATION

7.1   General...............................................................       16
7.2   No Liabilities in Event of Termination................................       16


                                 ARTICLE VIII

                                 INDEMNIFICATION

8.1   Indemnification by the Seller.........................................       17
8.2   Indemnification by the Purchaser......................................       17
8.3   Method of Asserting Claims............................................       17
8.4   Survival..............................................................       19
8.5   Method of Satisfying Claims...........................................       19
8.6   Limitation of Liability...............................................       19
8.7   Sole and Exclusive Remedy.............................................       19
8.8   Consequential Damages.................................................       20
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                                       ii
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
8.9   Coordination of Indemnification Rights................................       20


                                  ARTICLE IX

                                  MISCELLANEOUS

9.1   Costs and Expenses....................................................       20
9.2   Notices...............................................................       20
9.3   Entire Agreement......................................................       21
9.4   Governing Law.........................................................       21
9.5   No Third Party Rights; Assignment.....................................       21
9.6   Waivers and Amendments................................................       22
9.7   Additional Definitions................................................       22
9.8   Resolution of Disputes; Consent to Jurisdiction.......................       23
9.9   Counterparts..........................................................       23
9.10  Bulk Sales............................................................       23
9.11  Disclosure Schedule...................................................       23

SCHEDULES

1.1(a)(i)   Equipment
1.1(a)(ii)  Contracts
1.1(a)(iv)  Intellectual Property
1.1(b)      Excluded Assets
1.2         Assumed Liabilities
1.4         Pre-Closing Expenses
2.1         Organization
2.2         Authority; Enforceability
2.3         No Breach
2.4         Pro Forma Financial Information
2.5         Consents
2.6         Actions and Proceedings
2.7         Title to Property
2.8         Intellectual Property
2.9         Permits
2.10        Seller Plans
2.11        Contracts
3.1         Organization; Authority and Enforceability
3.2         No Breach
3.3         Consents
4.1         Transferred Employees

Exhibits

A           Form of Mutual Services Agreement
B           Form of Intellectual Property License

            ASSET PURCHASE AGREEMENT (this "Agreement"), dated December 18, 2001, between INSTINET GROUP INCORPORATED, a Delaware corporation (the "Seller") and REUTERS AMERICA INC., a Delaware corporation (the "Purchaser") (each of the Purchaser and the Seller, are individually referred to herein as a "Party" and collectively referred to herein as the "Parties").

            WHEREAS, on September 28, 2001, certain affiliates of the Parties entered into an agreement whereby (1) the Seller agreed to sell to the Purchaser, and the Purchaser agreed to purchase from the Seller, effective as of September 28, 2001 (the "Effective Date"), the assets, rights, claims and contracts used by the Seller in the business of development, sales, marketing, support and distribution of the U.S. equity market research/real-time financial market data platform currently marketed by Seller as the "Research and Analytics" ("R&A") product (the "Business") and (2) the Purchaser agreed to assume certain liabilities and obligations of the Business effective as of the Effective Date, in the case of each of clause (1) and (2) as more fully set forth herein;

            WHEREAS, the Purchaser and the Seller agreed to provide certain services related to the Business to each other; and

            WHEREAS, the Purchaser and the Seller agreed to memorialize their agreements in definitive documentation, consisting of this Asset Purchase Agreement and the ancillary agreements attached hereto or referred to herein.

            NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                    ARTICLE I

                                   THE CLOSING

            On the date hereof, the closing of the transactions provided for in this Agreement (the "Closing") shall be held (but only if all of the conditions set forth in Article VI shall have been satisfied or waived prior to the Closing) at the offices of the Seller, Three Times Square, New York, New York 10036, or at such other place or on such other date as may be agreed to in writing by the Seller and the Purchaser (the "Closing Date"). The Closing may occur by facsimile counterparts. Each of the Parties hereby agrees that the following actions shall occur simultaneously at the Closing and shall be effective as of the Effective Date.

            1.1 Purchase and Sale of the Assets. (a) Upon the terms set forth in this Agreement, the Seller shall sell, transfer, convey, assign and deliver, or cause to be sold, transferred, conveyed, assigned and delivered, to Reuters Research & Analytics, LLC, a Delaware limited liability company ("Reuters R&A") or such other affiliate of the Purchaser as directed by the Purchaser, and the Purchaser shall cause to be purchased, acquired and accepted, from the Seller, all right, title and interest, free and clear of all Liens, other than Permitted Liens (as defined in Section 9.7), in the following properties, assets, rights, claims and contracts, but excluding the Excluded Assets (as defined in Section 1.1(b)) (the "Assets"):

            (i) all of the computer hardware, machinery, equipment and tangible personal property listed on Schedule 1.1(a)(i) (the "Equipment");

            (ii) all rights in and under the contracts, agreements, licenses or other arrangements, in each case, relating to the Business to the extent such contracts, agreements, licenses or other arrangements relate to the Business and arising, accruing or payable from and after the Effective Date, including those rights relating to contracts, agreements, licenses, other arrangements and account receivables listed on Schedule 1.1(a)(ii) (the "Contracts") and all rights to receive payment for products and services sold (billed and unbilled) and to receive goods and services purchased pursuant to such Contracts and to assert claims and take other actions in respect of breaches or other violations thereof;

            (iii) to the extent not covered in (ii) above, all accounts receivable relating exclusively to the Business arising or accruing from and after the Effective Date;

            (iv) all trade secrets and confidential and proprietary business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, research and development information, published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, inventions, know-how, patents, patent applications, registrations and applications for patent registrations, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues, software, source code, manuals, instructions, existing software development in progress, data and information, trademarks, trade, fictitious and assumed names, product and brand names, service marks, Internet domain names, logos, symbols, trade dress, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including all extensions, modifications and renewals of same and all other intellectual property assets, including the goodwill associated therewith, in each case developed for or used exclusively in the Business and owned by the Seller or any of its subsidiaries, and all other proprietary rights relating to any of the foregoing (including remedies against infringements, misappropriations or other violations thereof and rights of protection of interest thereon under the laws of all jurisdictions) and copies and tangible embodiments thereof (collectively, the "Intellectual Property Assets"), including, without limitation, those intellectual property assets listed on Schedule 1.1(a)(iv);

            (v) copies of all books of account, records, files and invoices, including files relating to the Transferred Employees (as defined in Section 4.1(a) below), accounting records, sales and sales promotional data, advertising materials, customer lists, cost and pricing information, supplier lists, business plans, catalogs, quality control records and manuals, research and development files, patent disclosures, correspondence and any other corporate records and operating data used in connection with the Business, wherever located;

            (vi) all permits, authorizations, approvals, registrations and licenses granted by or obtained from any governmental, administrative or regulatory authority (each a "Permit" and collectively, the "Permits") that are listed on Schedule 2.9; and

            (vii) all claims, prepayments, refunds, causes of action, chooses in action, rights of recovery, rights of set off and rights of recoupment related exclusively to the Business arising, accruing or paid from and after the Effective Date.

            (b) The Assets shall not include those assets listed on Schedule 1.1(b) (the "Excluded Assets").

            1.2 Assumption of Liabilities. (a) Upon the terms and subject to the conditions of this Agreement, Reuters R&A shall assume, from and after the Effective Date, the liabilities, obligations and commitments ("Liabilities") set forth on Schedule 1.2, (collectively, the "Assumed Liabilities"). Notwithstanding the foregoing, the Assumed Liabilities shall not include Liabilities related to the collection of sales tax in connection with the sale of the R&A product arising prior to the date the Seller ceases to provide billing and collection services to the Purchaser under the Mutual Services Agreement.

            (b) Neither the Purchaser nor Reuters R&A shall assume, or shall be responsible for the payment, performance or discharge of any Liabilities (whether known or unknown, absolute or contingent, liquidated or unliquidated or due or to become due and whether claims with respect thereto are asserted before or after the Closing) of the Seller, including any Liabilities arising under contracts or agreements which are not listed on Schedule 1.1(a)(ii) and any Liabilities relating to the collection of sales taxes referred to Section 1.2(a) above, other than the Assumed Liabilities (such Liabilities being hereinafter referred to as the "Retained Liabilities").

            1.3 Consideration. (a) The Purchaser shall pay, or cause to be paid, to the Seller $7,867,665 (the "Purchase Price Consideration") for the Assets. The Purchase Price Consideration shall be payable pursuant to Section
1.5 below.

            (b) The Parties agree that the Purchase Price is exclusive of any sales tax payable with respect to the transfer of the Assets contemplated herein (the "Transfer Taxes"). After the Closing, the Purchaser shall pay to the Seller all such Transfer Taxes within the time specified for the payment of such Transfer Taxes under applicable Law.

            1.4 Post-Closing Payments. Within thirty (30) days after the Closing, the Seller shall deliver to the Purchaser a net revenue statement (the "Net Revenue Statement") reflecting the net cash revenues (revenues earned and collected, less expenses as set forth on Schedule 1.4) of the Business during the period commencing on the Effective Date and ending as of the Closing Date (the "Net Revenue"). If the Net Revenue, as determined on the Net Revenue Statement, is a positive amount, the Purchaser shall enter such Net Revenue as a credit payable to the Purchaser on the Ledger (as defined in Section 1.5(a) below). If the Net Revenue, as determined on the Net Revenue Statement, is a negative amount, the Purchaser shall enter such Net Revenue as a credit payable to the Seller on the Ledger. Any payment of Net Revenue pursuant to this Section 1.4, any payment of Transfer Taxes pursuant to Section 1.3(b) of this

Agreement and any payments pursuant to Sections 4.1(a) (Pre-Closing Expenses relating to Business Employees), 4.1(c) (Bonuses), 4.3 (Accounts Receivable) and
4.5 (Insurance Claims) of this Agreement and Sections 4(a) (to the extent such payments are for applicable statutory sales or value-added taxes), 4(b)(i) (Non-Recurring Fixed Costs relating to Customer Support Services), 4(c) (Support
Fees) and 4(d) (Costs related to the lease of the Kansas Development Center) of the Mutual Services Agreement are collectively the "Cash Payments".

            1.5   Payments; Ledger.

            (a) In order to facilitate (i) the Cash Payments and (ii) the various payments to be made in credits pursuant to Sections 1.3(a) (Purchase Price Consideration) of this Agreement and Sections 4(a) (Customer Support Fees, other than any applicable statutory sales tax or value-added taxes payable thereunder) of the Mutual Services Agreement (collectively, the "Credit-Based Payments"), the Purchaser shall prepare and administer a ledger (the "Ledger") reflecting all Cash Payments and Credit-Based Payments to be made by the Purchaser to the Seller and by the Seller to the Purchaser, during the period commencing on the Closing Date and ending on the eighteen month anniversary of the Closing in accordance with this Section 1.5.


            (b) At the Closing, the Purchaser shall enter the Purchase Price Consideration as a credit payable to the Seller in the Ledger. After the Closing, if a Credit-Based Payment is owed to the Seller by the Purchaser, the Purchaser shall, within two (2) days of receiving notice that such payment is owed by means of an invoice, enter the Credit-Based Payment as a credit payable to the Seller in the Ledger. If a Credit-Based Payment is owed to the Purchaser by the Seller, the Purchaser shall, within two (2) days of delivering notice to the Seller that such payment is owed by means of an invoice, enter the Credit-Based Payment as a credit payable to the Purchaser in the Ledger.


            (c) At the Closing, the Purchaser shall enter in the Ledger the Cash Payments referred to in Section 1.7(d) below and shall indicate that such Cash Payments were paid to the Seller at the Closing. After the Closing, if a Cash Payment is owed to the Seller by the Purchaser, the Purchaser shall, within two (2) days of receiving notice that such payment is owed by the means of an invoice or, in respect of the Net Revenue, by means of the Net Revenue Statement, enter the Cash Payment as a credit payable to the Seller in the Ledger. If a Cash Payment is owed to the Purchaser by the Seller, the Purchaser shall, within two (2) days of delivering notice to the Seller that such payment is owed by means of an invoice or, in respect of the Net Revenue by the means of the Net Revenue Statement, enter the Cash Payment as a credit payable to the Purchaser in the Ledger.


            (d) At the end of every fiscal quarter thereafter until the later of (i) the eighteen (18) month anniversary of the Closing and (ii) the end of the fiscal quarter in which the last Cash Payment is incurred, the Purchaser shall prepare and deliver to the Seller within fifteen (15) Business Days of the end of each such fiscal quarter (and no sooner than ten (10) Business Days after the end of each fiscal quarter) a quarterly net balance statement (the "Quarterly Ledger Balance Statement"). The Credit-Based Payments invoiced and payable each fiscal quarter shall be netted against each other, resulting in a quarterly net credit balance reflecting the quarterly net amount owed or owing by the Purchaser and the Seller (the "Net Credit Amounts"). The Cash Payments invoiced and payable each fiscal quarter after the Closing shall be netted against each other, resulting in a quarterly net cash balance reflecting the quarterly net cash amount owed or owing by the Purchaser and the Seller (the "Net Cash Amounts").


            (e) At the end of the period commencing on the date of the Closing and ending on the eighteen month anniversary of the Closing, the Purchaser shall prepare and deliver to the Seller a final Quarterly Ledger Balance Statement (the "Final Ledger Statement"). If the Final Ledger Statement reflects that the Net Credit Amount payable to the Purchaser is less than the Net Credit Amount payable to the Seller, the Purchaser shall pay to the Seller, in cash within five (5) Business Days of the delivery of the Final Ledger Statement, an amount equal to such deficiency, pursuant to wire or other payment instructions provided by the Seller. If the Final Ledger Statement reflects that the Net Credit Amount payable to the Seller is less than the Net Credit Amount payable to the Purchaser, the Seller shall pay to the Purchaser, in cash within five (5) Business Days of the delivery of the Final Ledger Statement, an amount equal to such deficiency, pursuant to wire or other payment instructions provided by the Purchaser.


            (f) If the Quarterly Ledger Balance Statement (including for purposes of this Section 1.5(f), the Final Ledger Statement) reflects that the Net Cash Amount payable to the Purchaser is less than the Net Cash Amount payable to the Seller, the Purchaser shall pay to the Seller an amount equal to such deficiency in cash within five (5) Business Days of the delivery of the Quarterly Ledger Statement pursuant to wire or other payment instructions provided by the Seller. If the Quarterly Ledger Balance Statement reflects that the Net Cash Amount payable to the Seller is less than the Net Cash Amount payable to the Purchaser, the Seller shall pay to the Purchaser an amount equal to such deficiency in cash within five (5) Business Days of the delivery of the Quarterly Ledger Balance Statement pursuant to wire or other payment instructions provided by the Purchaser.


            (g) The Purchaser and the Seller agree that the Purchaser may designate Reuters R&A or another affiliate of the Purchaser to prepare and maintain the Ledger in accordance with this Section 1.5.

            1.6 Payment Dispute Resolution. If there is a dispute between the Seller and the Purchaser regarding the Credit-Based Payments, the Quarterly Ledger Balance Statement, the Net Revenue Statement, the Final Ledger Statement and/or the Cash Payments, the Seller and/or the Purchaser, as applicable, shall furnish to the other Party reasonable documentation to substantiate such disputed Credit-Based Payment, Quarterly Ledger Balance Statement, Net Revenue Statement, Final Ledger Statement and/or Cash Payment. Upon delivery of such documentation, the Parties shall cooperate and use their best efforts to resolve such dispute among themselves, but if they do not reach a final resolution within sixty (60) Business Days of the initiation of such dispute, the Purchaser and the Seller shall select an accounting firm mutually acceptable to the Parties to resolve the dispute. If the use of an accounting firm becomes necessary to resolve a dispute, the Purchaser and the Seller shall share the fees and expenses incurred. Any dispute which is not resolved within six (6) months of the commencement of discussions between the Purchaser and the Seller may then be submitted to the courts within the State of New York pursuant to Section 9.8(b).

            1.7   Closing Deliveries.  At the Closing:

            (a) The Seller shall deliver to the Purchaser the various certificates, instruments and documents which are deliverable by the Seller pursuant to Section 6.1(e) and the Seller shall deliver to the Purchaser and Reuters R&A a duly executed bill of sale (the "Bill of Sale") and such other instruments of conveyance as the Purchaser and Reuters R&A may reasonably request in order to effect the sale, transfer, conveyance and assignment to Reuters R&A of valid ownership of the Assets, in each case in a form reasonably satisfactory to the Purchaser and Reuters R&A. The Seller shall also deliver to Reuters R&A, or otherwise put the Purchaser in possession or control of, all of the Assets of a tangible nature.

            (b) The Purchaser shall deliver to the Seller (i) the various certificates, instruments and documents which are deliverable by the Purchaser pursuant to Section 6.1(e) and (ii) a true and correct copy of the Ledger, after entering the Purchase Price Consideration as a credit payable to the Seller and the Cash Payments referred to in Section 1.7(d) and indicating that such Cash Payments were paid to the Seller at the Closing. The Purchaser and Reuters R&A shall deliver a duly executed instrument of assumption of liabilities (the "Assumption Agreement") and such other instruments as the Seller may reasonably request in order to effect the assumption by Reuters R&A of the Assumed Liabilities, in a form reasonably satisfactory to the Seller.

            (c) The Purchaser and the Seller shall execute and deliver the Mutual Services Agreement attached hereto as Exhibit A (the "Mutual Services Agreement") and the Purchaser and the Seller shall execute and deliver the Technology and Trademark Cross-License attached hereto as Exhibit B (the "Intellectual Property License," and together with the Mutual Services Agreement, the "Ancillary Agreements").

            (d) The Purchaser shall pay to the Seller any Cash Payments expressly contemplated to be paid at the Closing pursuant to Section 4.1(a) of this Agreement and Section 4(d) of the Mutual Services Agreement.

            (e) The Purchaser, Reuters R&A and the Seller shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

            1.8 Allocation of Purchase Price. The Purchase Price will be allocated among the Assets as set forth on Schedule 1.1(a)(i).

            1.9 Further Assurances. At any time and from time to time after the Closing, and upon request by either the Purchaser or the Seller, as the case may be, and without further consideration, each Party shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment, confirmation, and assumption and take such other action, as each Party may with commercial reasonableness request to more effectively transfer, convey and assign to the Purchaser, and to confirm the Purchaser's title to, all of the Assets, to put the Purchaser in actual possession and operating control thereof, to transfer convey and assign to the Purchaser, and to confirm the Purchaser's assumption of, all of the Assumed Liabilities, to assist the

Purchaser and the Seller in the exercise of their respective rights thereto and to carry out the purpose and intent of this Agreement.

                                   ARTICLE II

                        REPRESENTATIONS AND WARRANTIES OF
                                   THE SELLER

            Except as set forth in the Seller's Disclosure Schedule provided by the Seller to the Purchaser as of the date hereof, the Seller hereby represents and warrants to the Purchaser as follows:

            2.1 Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct the Business.

            2.2 Authority; Enforceability. The Seller has the corporate power and authority to enter into this Agreement and the Ancillary Agreements and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other corporate action or proceeding on the part of the Seller is necessary to authorize the execution and delivery by the Seller of this Agreement or the Ancillary Agreements or the consummation by the Seller of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Seller and is a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms. Upon execution and delivery by the Seller, each of the Ancillary Agreements will be a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

            2.3 No Breach. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby does not and will not: (i) conflict with or constitute a violation by the Seller of any law, rule or regulation of any governmental, administrative or regulatory authority ("Law") or any judgment, order, ruling or award of any court, arbitrator or other judicial authority or any governmental, administrative or regulatory authority ("Judgment"), in each case applicable to the Business or any of the Assets, (ii) conflict with, or result in the breach of any provision of the Seller's certificate of incorporation, by-laws or other constituent documents,
(iii) violate, conflict with or result in the breach or termination of, or otherwise give any other Person the right to terminate, or constitute a default, event of default, or an event which, with notice, lapse of time or both, would constitute a default or event of default under the terms of any contract or other instrument or obligation to which the Seller is a party or by which its properties or businesses are bound, including the Contracts, which such default or event of default is reasonably likely to have a Seller Material Adverse Effect or (iv) result in the creation of any material Lien.

            2.4 Financial Statements. (a) The Seller has delivered to the Purchaser copies of unaudited financial information related to the Business including the information attached as

Schedule 2.4 (the "Pro Forma Financial Information"). The Pro Forma Financial Information presents fairly in all material respects the results of the operations of the Business, on a stand-alone basis, for the two-months ended November 30, 2001, represents the Seller's good faith estimates of the results of the operations of the Business for the month ended December 31, 2001 and is consistent with the books and records of the Seller. The Parties Acknowledge and agree that the revenue numbers estimated in the Pro Forma Financial Information represent the actual billings for the R&A product for the months ended October, 2001 and November, 2001 and a good faith estimate of the billings for the month ended December, 2001, and the expense numbers contained in the Pro Forma Financial Information represent (i) 175% of the base salaries of the Transferred Employees and (ii) are based on the Seller's good faith estimates of all allocations and charges to be assessed by the Seller pursuant to the Mutual Services Agreement.

            (b) Since December 1, 2001, there has occurred no Seller Material Adverse Effect.

            2.5 Consents. No consent, waiver, approval, authorization, exemption, registration, license or declaration (a "Consent") of or by, or filing with, any other Person is required to be made or obtained by the Seller, other than those set forth on Schedule 2.5, in connection with (i) the execution, delivery or enforceability of this Agreement and the Ancillary Agreements or (ii) the consummation of any of the transactions provided for hereby or thereby.

            2.6 Actions and Proceedings. There is no action, suit, claim or legal, administrative, arbitration or other alternative dispute resolution proceeding or investigation (each a "Proceeding" and collectively, "Proceedings") pending or, to the knowledge of the Seller, threatened, nor any Judgment (which has not been discharged) that could have a Seller Material Adverse Effect.

            2.7 Title to Property; Sufficiency. (a) The Seller has, and, except as set forth in Schedule 2.7, following the Closing, the Purchaser will have, good title to the owned Assets, and good, valid interests in the non-owned Assets, free and clear of all Liens (other than Permitted Liens) or Liabilities (other than Assumed Liabilities).

            (b) The Assets include all properties, rights, claims, contracts, interests and other assets (other than the Excluded Assets) necessary for the conduct of the Business consistent with the past practices of the Seller, except for certain assets to be used by the Seller to provide hosting administrative and other support services to the Purchaser under the Mutual Services Agreement and the assets which will be made available under the Intellectual Property License. All of the Equipment listed on Schedule 1.1(a)(i) is free from material defects and is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it is presently being used, except for defects or conditions that, individually or taken as a whole, are not reasonably expected to have a Seller Material Adverse Effect.

            2.8 Intellectual Property. To Seller's knowledge, Schedule 1.1(a)(iv) includes a complete and accurate list of all of the Intellectual Property Assets. All of the Intellectual Property Assets are valid, subsisting and enforceable. To Seller's knowledge, all software included within the Intellectual Property Assets as they currently exist as of the Closing Date functions adequately for its intended use. None of the Intellectual Property Assets has been abandoned, canceled or adjudicated invalid (excepting any expirations in the ordinary course), or is subject to any outstanding Judgment restricting its use or adversely affecting or reflecting Seller's rights thereto. With respect to each Intellectual Property Asset that is the subject of an application or registration with an appropriate authority in the relevant jurisdiction as indicated on Schedule 1.1(a)(iv), the Seller has taken all reasonable steps to have such applications or registrations properly maintained and/or renewed in accordance with all legal requirements, no due dates for filings or payments concerning such registrations or applications (including without limitation office action responses, affidavits of use, affidavits of continuing use, renewals, requests for extension of time, maintenance fees, application fees and foreign convention priority filings) fall due within ninety (90) days of the Closing Date, whether or not such due dates are extendable. There are no pending or to the knowledge of the Seller, threatened, adverse claims or demands by or against the Seller pertaining to any of the Intellectual Property Assets listed on Schedule 1.1(a)(iv) or any use by the Seller thereof, and, to the knowledge of the Seller, there is no valid basis for any such claim. The Seller has, and following the Closing the Purchaser shall have, the sole and exclusive right to use the Intellectual Property Assets owned by the Seller.

            2.9 Compliance with Legal Requirements. Except as relates to Retained Liabilities, the Seller is currently conducting the Business in compliance in all material respects with all applicable Laws, Judgments and Permits. Schedule 2.9 sets forth a list of all Permits necessary to conduct the Business and own and operate the Assets. The Seller has not received any notice in any form (including any citations, notices of violations, complaints, consent orders or inspection reports) which would indicate that the Seller is not in compliance with all applicable Laws, Judgments and Permits.

            2.10..Employment Matters. (a) Schedule 2.10 sets forth all written consulting, employment, severance, termination and compensation agreements (the "Seller Employment Arrangements") between the Seller and any Business Employees (as defined in Section 4.1(a)) and each material compensation, bonus, profit-sharing, pension, retirement, stock option or purchase, severance pay, life, health, medical, disability or accident insurance, vacation or other material employee benefit plan, program, arrangement or agreement which the Seller maintains, or contributes to, with respect to any Business Employee (the "Seller Plans"). There is no Proceeding pending or, to the best knowledge of the Seller, threatened, nor any Judgment (which has not been discharged) against the Seller related to any of the Transferred Employees that is reasonably expected to have a Seller Material Adverse Effect.

            (b) True and correct copies of each of the Seller Employment Arrangements and the Seller Plans referred to in Section 2.10(a) have been made available to the Purchaser.

            (c) With respect to the Seller Employment Arrangements and the Seller Plans referred to in Section 2.10(a), no material benefit, payment, compensation or other material entitlement shall become established, payable, vested, accelerated or funded with respect to any Transferred Employee of the Seller solely by reason of the execution of this Agreement or the consummation of any of the transactions contemplated hereby.

            (d)   None of the Seller Plans is a multiemployer plan as defined in
Section 3(37) of ERISA.

            2.11..Contracts. Schedule 1.1(a)(ii) lists the Contracts which the Seller has agreed to assign to the Purchaser. All Contracts to be assigned are assignable without Consent and all Contracts to be terminated shall be terminated without penalty or liability to the Purchaser.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

            Except as set forth in the Purchaser's Disclosure Schedule provided by the Purchaser to the Seller as of the date hereof the Purchaser hereby represents and warrants to the Seller as follows:

            3.1 Organization; Authority and Enforceability. (a) The Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware. The Purchaser has the corporate power and authority to enter into this Agreement and the Ancillary Agreements and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions provided for hereby and thereby have been duly authorized by all necessary corporate action and no other corporate action or proceeding on the part of the Purchaser is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements or the consummation by the Purchaser of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms. Upon execution and delivery by the Purchaser each of the Ancillary Agreements will be a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

            (b) Reuters R&A is a limited liability company duly organized and validly existing under the laws of the State of Delaware. Reuters R&A has the power and authority to enter into the Bill of Sale and the Assumption Agreement and to carry out its obligations thereunder. The execution and delivery of such agreements and the consummation of the transactions provided for thereby have been duly authorized by all necessary corporate action and no other corporate action or proceeding on part of Reuters R&A is necessary to authorize the execution and delivery of such agreements or the consummation by Reuters R&A of the transactions contemplated thereby. The Bill of Sale and the Assumption Agreement will be, when executed and delivered by Reuters R&A, duly executed and delivered by Reuters R&A and will be a legal, valid and binding obligation of Reuters R&A, enforceable against Reuters R&A in accordance with their terms.

            3.2 No Breach. Neither the execution and delivery of this Agreement and the Ancillary Agreements nor the performance by the Purchaser or Reuters R&A of their respective obligations hereunder and thereunder nor the consummation of the transactions provided for hereby and thereby does or will:
(i) conflict with or violate any provision of any constituent documents of the Purchaser or Reuters R&A or (ii) constitute a material violation by the

Purchaser or Reuters R&A of any Law or Judgment or any contract or other instrument to which the Purchaser or Reuters R&A is a party.

            3.3 Consents. No Consent is required to be made or obtained by the Purchaser or Reuters R&A in connection with (i) the execution, delivery or enforceability of this Agreement and the Ancillary Agreements or (ii) the consummation of any of the transactions provided for hereby and thereby.

                                   ARTICLE IV

                                    COVENANTS

            4.1 Employee Matters. (a) During the period commencing on the Effective Date and ending on December 31, 2001 (or, with respect to any particular employee, the earlier date on which his or her employment with the Seller is terminated), the Seller shall make available to the Purchaser the services of the employees of the Business listed on Schedule 4.1 (the "Business Employees") on a full time basis to conduct the Business as directed by the Purchaser. To the extent such Business Employees remain employees of the Seller, the Purchaser will reimburse the Seller for the services of such employees in an amount in cash equal to the sum of (x) 175% of the aggregate base salaries of such employees for the applicable period (excluding commissions, bonuses and other discretionary pay) and (y) any travel and entertainment expenses incurred by the Seller in connection with the performance of such services. At the Closing, the Purchaser shall pay to the Seller in cash all amounts accrued on or prior to the Closing Date pursuant to the immediately preceding sentence and no later than January 4, 2002, the Purchaser shall pay to the Seller in cash any amounts accrued after the Closing Date pursuant to the immediately preceding sentence. It is understood and agreed that all payments to the Seller pursuant to this Section 4.1(a) will include all costs associated with the services of the Business Employees, including, but not limited to, salaries, commissions, severance packages, housing allowances, tuition reimbursement, meals, travel expenses, entertainment expenses, transportation expenses, overhead allocations and any other discretionary pay items.

            (b) Effective as of January 1, 2002, the Purchaser shall offer employment to all of the Business Employees, employed by the Seller on December 31, 2001 (the "Transferred Employees").

            (c) No later than December 31, 2001, the Seller shall pay to each Transferred Employee any annual year-end or semi-annual year-end bonus with respect to the year ended or six months ended December 31, 2001 to which such Transferred Employee is entitled. The Purchaser shall reimburse the Seller in cash, no later than January 4, 2002, an amount equal to the sum of (1) 25% of the aggregate amount paid by the Seller to all the Transferred Employees who are paid annual year-end bonuses and (2) 50% of the aggregate amount paid by the Seller to all Transferred Employees who are paid semi-annual year-end bonuses, in accordance with the preceding sentence; provided that the sum of (1) and (2) shall not exceed $200,000.

            (d) The Purchaser shall afford the Seller an opportunity to offer employment to any Transferred Employee whose employment is terminated by the Purchaser on or before the eighteen (18) month anniversary of the Closing Date. To give effect to this opportunity, Purchaser shall notify the Seller of any intention of the Purchaser to terminate the employment of any Transferred Employee no later than fifteen
(15) Business Days, or as soon as reasonably possible, prior to such termination and shall allow the Seller to have full access to such Transferred Employee. The Seller and the Purchaser agree that any Transferred Employee whose employment is terminated by the Purchaser and is thereafter employed by the Seller shall not be eligible for severance benefits from the Purchaser.

            (e) To the extent that any employee benefit plan or arrangement is made available by the Purchaser to the Transferred Employees from and after January 1, 2002, (i) the Purchaser shall grant all such Transferred Employees credit for all service completed with the Seller prior to January 1, 2002 for all purposes, except for benefit accrual purposes, provided that there shall be no duplication of benefits; and (ii) with respect to any "Employee Benefit Welfare Plan" (as that term is defined in Section 3(l) of ERISA), the Purchaser shall (x) waive any exclusions for pre-existing conditions that would result in a lack of coverage for any condition for which the applicable Transferred Employee would have been entitled to coverage under the corresponding benefit plan in which such Transferred Employee was a participant immediately prior to his or her commencement of participation in the Purchaser's corresponding benefit plans; and (y) waive any waiting period or medical examination requirement applicable to any Transferred Employee under any such Purchaser benefit plan.

            (f) Notwithstanding the employment of the Transferred Employees by the Purchaser pursuant to Section 4.1(b), for the period from January 1, 2002 through March 31, 2002 (the "Benefit Continuation Period"), the Seller shall make available to the Transferred Employees coverage under any or all of the Seller Plans, as agreed by the Parties, including payroll and administrative services, in connection with such continued coverage and the Transferred Employees employment with Purchaser during the Benefit Continuation Period, on the same terms and conditions as such coverage is made available to the Seller's employees, except that the Seller shall not make available to the Transferred Employees coverage under any Seller Plan (i) that is intended to be qualified under Section 401(a) of the Code if the current terms of any such Seller Plan do not permit such continued coverage or (ii) that is a Seller stock option or other Seller equity based plan or arrangement. The Purchaser shall pay the Seller for such coverage and payroll and administrative services an amount in cash equal to the sum of (x) 175% of the aggregate base salaries of the Transferred Employees for the Benefit Continuation Period (excluding commissions, bonuses and other discretionary pay) and (y) any travel and entertainment expenses reimbursed by the Seller with respect to such Transferred Employees. It is understood and agreed that all payments to the Seller pursuant to this Section 4.1(f) will be deemed to reimburse the Seller in full for all salaries, wages, business expense reimbursements and employee benefits provided to the Transferred Employees by the Seller during the Benefit Continuation Period.

            4.2 Ancillary Agreements. On the Closing Date, the Parties shall execute and deliver each of the Mutual Services Agreement and the Intellectual Property License.

            4.3 Account Receivables. The Seller agrees that at the end of each fiscal quarter following the Closing Date, the Seller will determine the aggregate amount of all payments received in respect of billed but uncollected receivables of the Business and will notify the Purchaser of such amount, by means of an invoice within five (5) Business Days of the end of such fiscal quarter. Such amounts shall be treated as a Cash Payment and the Purchaser shall enter such Cash Payment as a credit payable to the Purchaser in the Ledger. The Seller agrees to notify customers of changes to remittance instructions as promptly as practicable following the Closing.

            4.4 Certain Customer Arrangements. Following the Closing, the Seller shall continue to make available to the customers of the Business as of the Closing Date soft-dollar payment options in connection with such customers' use of the R&A product or any replacement product, in each case consistent with the Seller's soft dollar policies and practices as such policies and practices may be amended by the Seller in its sole discretion. With respect to any customers of the Business who subscribe to the R&A product or any replacement product after the Closing Date, the Seller shall make available soft-dollar payment options in connection with the R&A product and any replacement product, subject to the Seller's internal credit committee review. During the Transition Period, the Purchaser agrees, with respect to the R&A product and any migrated Improved BridgeStation Terminals (as defined in Section 14(e) of the Mutual Services Agreement) subscribed to by a Protected Customer (as defined in the
Section 1 of Mutual Services Agreement), not to provide any soft-dollar payment options directly or through a third party, other than through the Seller. Following the Closing, the Purchaser shall offer to all customers of the Business who utilize soft-dollar payment options as of the Closing Date the option to make such soft-dollar payments through the Seller or any subsidiary of the Seller designated by the Seller.

            4.5 Insurance Claims. The Seller shall notify the Purchaser of the amount of any proceeds from any insurance claims in respect of the Business received after the Effective Date, except to the extent such amounts relate to assets of the Business which have been replaced and such replacement asset is included in the Assets and the extent such asset is in the control or possession of the Purchaser. Such amounts shall be treated as a cash payment and the Purchaser shall enter such Cash Payment as a credit payable to the Purchaser in the Ledger.

            4.6   Taxes.      The Seller shall, on behalf of the Purchaser,
pay to the appropriate governmental authority the Transfer Taxes paid by the Purchaser pursuant to Section 1.3(b).

            4.7 Migration. The Parties shall reasonably cooperate with each other in migrating customers of the Business to appropriate written contracts where written contracts are not presently in effect with respect to the R&A product.

                                    ARTICLE V

                  PRE-CLOSING COVENANTS AND OTHER AGREEMENTS

            5.1 Conduct of the Business Pending the Closing. The Seller covenants and agrees that during the period commencing on the date hereof and ending on the Closing Date:

            (a) except with the prior written consent of the Purchaser or as expressly contemplated by this Agreement, the Seller shall conduct the Business only in the ordinary course consistent with past practice; and

            (b) except with the prior written consent of the Purchaser or as expressly contemplated by this Agreement, the Seller shall not, in relation to the Business (i) make any commitment to make any capital expenditures in excess of $100,000 in the aggregate; (ii) dispose of any Assets; (iii) execute, amend or terminate any of the Contracts; or (iv) change the terms of employment (including, without limitation, benefits) of any Transferred Employees in a material manner; provided, however, that the Seller may make certain reductions in the number of employees employed in connection with the Business after consulting with the Purchaser in advance of implementing such reductions.

            5.2 Public Announcements; Communications with Customers. (a) Except as expressly provided in this Section 5.2, neither the Purchaser nor the Seller shall make any disclosure of this Agreement or the transactions contemplated hereby, by press release, public statement or other means, prior to obtaining the other Party's written approval, unless required by law or any applicable rules of any national stock exchange, in which event, the Party issuing such press release or causing such announcement or disclosure will use reasonable efforts to allow the other party to review, in advance of such issuance, announcement or disclosure, the proposed language thereof.

            (b) As promptly as practicable after the Closing Date, the Seller will issue a written communication to customers of the Business notifying such customers of the transactions contemplated hereby and by the Ancillary Agreements. The contents of such communication shall be subject to the Purchaser's prior review and consent, which shall not be unreasonably withheld. The Purchaser shall not initiate contact with any customer of the Business regarding the Business until the Seller issues the written communication referred to in the immediately preceding sentence. With respect to the Protected Customers (as defined in the Mutual Services Agreement), as promptly as possible after the Closing, the Seller will arrange a joint sales call between a representative of the Seller and a representative of the Purchaser. Thereafter and until the end of the Transition Period, the Seller and the Purchaser shall make joint sales calls on all of the Protected Customers. With respect to twenty-five (25) largest Protected Customers (as measured by October, 2001 revenues from such Protected Customers attributable to the R&A product), the Seller shall cause the executive vice president of its equity division and the Purchaser shall cause its chief executive officer to make the initial joint sales call. Thereafter and with respect to all other Protected Customers, each of the Purchaser and the Seller shall assign appropriate employees to make such joint sales calls and to act as the primary account representative for such Customers.

            5.3 Third Party Consents. Before, at and after the Closing, each of the Seller and the Purchaser shall act in good faith and use reasonable commercial efforts to obtain promptly all necessary waivers, consents and approvals from third parties and shall, at the request of the Purchaser, provide notice to third parties of the termination of certain Contracts upon the Closing.

            5.4 Further Actions. Subject to the terms and conditions herein provided, each of the Parties agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under all applicable Laws to consummate and make effective the transactions contemplated by this

Agreement, to cause all conditions to the obligations of the Parties to consummate the Closing specified in Article VI to be satisfied at or prior to the Closing Date (but only to the extent that such conditions relate to such Party's obligations, covenants, representations or warranties hereunder) and to obtain and effect prior to the Closing all Permits, waivers, consents, approvals and notices required for such Party to consummate the transactions contemplated hereby.

            5.5 Proprietary Information. From and after the Closing, the Seller and the Purchaser shall hold in confidence, all knowledge, information and documents of a confidential nature or not generally known to the public with respect to the Seller or the Purchaser or their respective businesses and shall not disclose or make use of the same without the written consent of the other Party, except to the extent that such knowledge, information or documents shall have become public knowledge other than through a breach of this Agreement by the Party seeking to disclose the information.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

            6.1 Conditions Precedent to the Obligations of the Parties. The obligation of each of the Seller and the Purchaser to consummate the Closing is subject to the satisfaction at or prior to the Closing of each of the conditions set forth below; provided, however, that notwithstanding the failure of any one or more of such conditions, each of the Seller or the Purchaser may nevertheless proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions, but only if a written waiver thereof is executed by the Party that has not failed to satisfy the condition.

            (a) No Proceeding shall be pending seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with:

                  (1) any of the transactions contemplated by this Agreement or by the Ancillary Agreements;

                  (2) the ownership (including enjoyment of any rights relating thereto) by Reuters R&A of any of the Assets at and after the Closing; or

                  (3) the operation of the Business by the Purchaser or Reuters
            R&A at and after the Closing in a manner consistent with the past practices of the Seller;

and no Judgment to such effect shall be in effect.

            (b) The representations and warranties of the Seller (in the case of the Purchaser) or the Purchaser (in the case of the Seller) in this Agreement shall be true and correct in all material respects (other than the representations and warranties which are already qualified by materiality which shall be true and correct in all respects) on and as of the Closing Date as if made on and as of the Closing Date, except for representations and warranties made as of a specific date, which shall be true and correct as of such date.

            (c) The Seller (in the case of the Purchaser) or the Purchaser (in the case of the Seller) shall have performed and complied with in all material respects their respective agreements and covenants required to be performed or complied with by them under the Agreement on or prior to the Closing Date.

            (d) The Parties shall have obtained all permits and consents required for the consummation of the transactions contemplated by this Agreement and by the Ancillary Agreements and required to allow for the prudent and uninterrupted operation of the Business after the Closing in a manner consistent with the past practices of the Seller.

            (e) The Seller (in the case of the Purchaser) or the Purchaser (in the case of the Seller) shall have delivered to the other a certificate (without qualifications as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a)-(c) of this Section 6.1, as such conditions relate to the Party delivering such certificate, is satisfied in all respects.

                                   ARTICLE VII

                                   TERMINATION

            7.1 General. This Agreement may be terminated prior to the Closing as follows:

            (a) by the mutual written consent of the Seller and the Purchaser at any time prior to the Closing Date;

            (b) by written notice from the Seller or the Purchaser to the other on any date after December 19, 2001 if the Closing has not occurred prior to such date; provided, however, that if the Closing has not occurred prior to such date due to a breach of this Agreement by a Party, then the breaching Party may not terminate this Agreement pursuant to this Section 7.1(b); or

            (c) by the Seller or the Purchaser if, after the date hereof and prior to the Closing, any Law has been enacted that would have the effect of prohibiting or making unlawful the execution, delivery or performance of this Agreement or either of the Ancillary Agreements.

            7.2 No Liabilities in Event of Termination. In the event of any termination of this Agreement as provided in this Article VII, this Agreement shall become void and of no further force and effect (except that the definitions of defined terms contained herein, Article VIII and Article IX shall continue in full force and effect) and there shall be no liability on the part of any Party; provided, however, that notwithstanding any such termination, each Party shall be liable to the other parties for any damages arising from any prior breach of this Agreement committed by such party.

                                  ARTICLE VIII

                                 INDEMNIFICATION

            8.1 Indemnification by the Seller. Subject to the provisions of this Article VIII, the Seller agrees to pay and to indemnify fully, hold harmless and defend the Purchaser, its affiliates and their respective directors, officers, employees, consultants, shareholders, members, partners, agents and representatives of each of them, and all successors and assigns of the foregoing from and against any and all claims and/or Liabilities, damages, fines, fees, penalties, Judgments, settlements, interest obligation, assessments, losses, costs and expenses (including costs of investigations, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), in each case as reasonably incurred (collectively, "Damages") incurred or suffered by the Purchaser as a result of
(i) any inaccuracy or breach of any covenant, agreement, representation or warranty of the Seller contained in this Agreement; and (ii) any Retained Liability (including any claim relating to or arising from the use by a customer of the Business of the Seller's Real Time Trading System in accordance with an existing customer agreement) and (iii) any Taxes paid by the Purchaser to the Seller relating to the Business in connection with the sale of the Assets.

            8.2 Indemnification by the Purchaser. Subject to the provisions of this Article VIII, the Purchaser agrees to pay and to indemnify fully, hold harmless and defend the Seller, its affiliates and their respective directors, officers, employees, consultants, shareholders, members, partners, agents and representatives of each of them, and all successors and assigns of the foregoing from and against any and all Damages incurred or suffered by the Seller as a result of (i) any inaccuracy or breach of any covenant, agreement, representation or warranty of the Purchaser contained in this Agreement or (ii) any Assumed Liability.

            8.3 Method of Asserting Claims. Any Party making a claim for indemnification under this Article VIII is, for the purposes of this Agreement, referred to as the "Indemnified Party" and any Party against whom such claims are asserted under this Article VIII is, for the purposes of this Agreement, referred to as the "Indemnifying Party". All claims by any Indemnified Party under this Article VIII shall be asserted and resolved as follows:

            (a) In the event that (x) any claim, demand or Proceeding is asserted or instituted by any Person other than the parties hereto which could give rise to Damages for which an Indemnifying Party would be liable to an Indemnified Party hereunder (such claim, demand or Proceeding, a "Third Party Claim") or (y) any Indemnified Party hereunder shall have a claim to be indemnified by any Indemnifying Party hereunder which does not involve a Third Party Claim (such claim, a "Direct Claim"), the Indemnified Party shall as promptly as possible send to the Indemnifying Party a written notice specifying the nature of such claim or demand and the amount or estimated amount (which estimate shall not be conclusive of the final amount of such claim and demand) (a "Claim Notice"); provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent that the rights of the Indemnifying Party are actually prejudiced.

            (b) In the event of a Third Party Claim, the Indemnifying Party shall be entitled to participate therein and, if it so desires, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense thereof, except as provided below the Indemnifying Party shall not be liable to such Indemnified Party under this Article VIII for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding an Indemnifying Party's election to assume the defense of a claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such claim, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if: (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such claim include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such claim on the Indemnified Party's behalf), (iii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such claim, or
(iv) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense. If an Indemnifying Party assumes the defense of a claim, no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's written consent unless (a) there is no finding or admission of any violation of law and no effect on any other claims that may be made against the Indemnified Party and
(b) the sole relief provided is monetary damages that are to be paid in full by the Indemnifying Party.

            (c) In the event of a Direct Claim, unless the Indemnifying Party notifies the Indemnified Party within sixty (60) days of receipt of a Claim Notice that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder and shall be paid to the Indemnified Party immediately.

            (d) From and after the delivery of a Claim Notice hereunder, at the reasonable request of the Indemnifying Party, the Indemnified Party shall grant the Indemnifying Party and its representatives all reasonable access to the books, records and properties of the Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates. The Indemnifying Party will not, and shall require that its representatives do not, use (except in connection with such Claim Notice) or disclose to any third Person other than the Indemnifying Party's representatives (except as may be required by applicable Laws) any information obtained pursuant to this Section which is designated as confidential by the Indemnified Party. All such access shall be granted during normal business hours, shall be subject to the normal safety regulations of the Indemnified Party, and shall be granted under conditions which will not interfere with the business and operations of the Indemnified Party.

            (e) Any and all disputes arising out of any claim to indemnification pursuant to this Article VIII shall be resolved in accordance with the provisions of Sections 9.4 and 9.8 of this Agreement.

            (f) In the event that an Indemnified Party has a right against a third party with respect to any Damages paid to such Indemnified Party by an Indemnifying Party, then such Indemnifying Party shall, to the extent of such payment, be subrogated to such rights of such Indemnified Party.

            8.4 Survival. Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any Party, each representation or warranty in this Agreement or in the Disclosure Schedules or certificates delivered pursuant to this Agreement or the Ancillary Agreements (other than the representations and warranties contained in Sections 2.3(ii) and 3.2(i) (No Breach of Constituent Documents) shall survive for a period of eighteen (18) months after the Closing Date and any claim for indemnification under this
Article VIII arising out of the inaccuracy or breach of any representation or warranty (other than the representations and warranties contained in Section 2.3(ii)) must be made prior to the termination of such period. The representations and warranties contained in Sections 2.3(ii) and 3.2(i) shall survive, and claims for indemnification arising out of the inaccuracy or breach of any such representation or warranty may be made, until the expiration of the applicable statute of limitations.

            8.5 Method of Satisfying Claims. In addition to any other right or means a Party may have to enforce the indemnification provided for in Section
8.1 or Section 8.2, the Purchaser or the Seller, as the case may be, shall be entitled to setoff against any payment by it that is or may become due pursuant to the Ancillary Agreements any amount that is payable to the Purchaser or the Seller, as the case may be, pursuant to this Article VIII (and any amount for which a Claim Notice has been submitted, the disposition of which has not been finally decided).

            8.6 Limitation of Liability. Notwithstanding any other provision of this Agreement, neither the Seller nor the Purchaser shall have any liability for Damages under Sections 8.1 or 8.2, respectively, with respect to any breach of any representation or warranty under this Agreement, except to the extent that the aggregate amount of such Damages exceeds, on a cumulative basis, $75,000. The limitations set forth in Section 8.6 shall not apply to any breach of any covenant or other agreement contained in this Agreement and shall not apply to the Seller's indemnification obligation under clauses (ii) and (iii) of
Section 8.1 and to the Purchaser's indemnification obligation under clause (ii) of Section 8.2. In the event that a Party brings one or more claims for an aggregate amount in excess of $75,000, such Party shall be entitled to indemnification for the full amount of all indemnified Damages. Notwithstanding anything in this Agreement to the contrary (other than the last sentence of Section 8.7), Seller, on the one hand, and the Purchaser, on the other, shall not have any liability to the other for Damages (on a cumulative basis) in excess of an amount equal to the Purchase Price whether pursuant to the indemnification provisions hereof or otherwise for any breach of any representations or warranties made by such Party.

            8.7 Sole and Exclusive Remedy. After the Closing Date, each Party hereto acknowledges and agrees that such Party's sole and exclusive remedy with respect to Damages and any and all other claims relating to the subject matter of this Agreement and the transactions contemplated hereby shall be in accordance with, and limited by, the indemnification provisions set forth in this Article VIII. Notwithstanding the foregoing, none of the provisions set forth in this Agreement shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on the other party's fraudulent acts or omissions, nor shall any such provision limit, or be deemed to limit, the recourse which any such party may seek with respect to a claim for fraud.

            8.8 Consequential Damages. Except as provided in the following sentence, and the last sentence of Section 8.7, in no event shall any Party be responsible for (whether pursuant to Section 8.1 or Section 8.2 otherwise) any incidental, consequential, indirect, special or punitive damages. However, any indemnity related to a Third Party Claim shall include any such incidental, consequential, indirect, special or punitive damages recovered by any third party pursuant to such claim.

            8.9 Coordination of Indemnification Rights. In the event a Third Party Claim is brought in which the Liability as between the Parties is alleged to be joint or in which the entitlement to indemnification under this Article VIII has not been determined, the Parties shall cooperate in the joint defense of such claim and shall offer to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of such claim. Such joint defense shall be under the general management and supervision of the Party which is expected to ultimately bear the greater share of the Liability, unless otherwise agreed; provided, however, that no Party shall settle or compromise any such claim without the written consent of the other Party. Any uninsured costs of such joint defense shall be borne as the Parties may agree; provided that in the absence of such agreement, defense costs shall be borne by the Party incurring such costs, subject to any rights to indemnification of such Party under this Article VIII.

                                   ARTICLE IX

                                  MISCELLANEOUS

            9.1 Costs and Expenses. Each of the Parties shall bear its own expenses incurred in connection with the negotiation, preparation, execution and Closing of this Agreement and the Ancillary Agreements and the transactions provided for hereby whether or not the Closing occurs.

            9.2 Notices. All notices or other communications required or permitted by this Agreement or the Ancillary Agreements shall be effective upon receipt and shall be in writing and delivered personally or by overnight courier, or sent by facsimile, as follows:

            If to the Purchaser, to:

            Reuters America Inc.
            3 Times Square
            New York, New York  10036
            Attention:  Michael Naughton
            Telephone: (646) 223-5807
            Facsimile: (646) 223-7766

            with copies to:

            Reuters America Inc.
            3 Times Square
            New York, New York  10036
            Attention:  General Counsel
            Telephone:  (646) 223-4200
            Facsimile: (646) 223-4237

            Schulte Roth & Zabel LLP
            919 Third Avenue
            New York, New York  10022
            Attention:  Michael R. Littenberg
            Telephone: (212) 756-2524
            Facsimile:  (212) 593-5955

            If to the Seller to:

            Instinet Group Incorporated
            3 Times Square
            New York, New York  10036
            Attention:  David H. Good, Senior Vice President
            Telephone: (212) 310-7018
            Facsimile:  (212) 302-7762

            with a copy to:

            Cleary, Gottlieb, Steen & Hamilton
            1 Liberty Plaza
            New York, New York  10006
            Attention:  Yvette P. Teofan
            Telephone: (212) 225-2636
            Facsimile:  (212) 225-3999

or to such other address as hereafter shall be furnished as provided in this
Section 9.2 by any of the parties hereto to the other parties hereto.

            9.3 Entire Agreement. This Agreement (including the Disclosure Schedule and Exhibits hereto) and the Ancillary Agreements sets forth the entire understanding and agreement between the Parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

            9.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF.

            9.5 No Third Party Rights; Assignment. This Agreement is intended to be solely for the benefit of the Parties and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assignable without the prior written consent of the other Party; provided, however, that either Party may assign all or a part of its rights or obligations under this Agreement to an affiliate; provided, further, that each party shall remain fully responsible for its obligations (including any obligations it assigns to any of its affiliates) hereunder.

            9.6 Waivers and Amendments. No modification of or amendment to this Agreement shall be valid unless in a writing signed by the Parties referring specifically to this Agreement and stating the Parties' intention to modify or amend the same. Any waiver of any term or condition of this Agreement must be in a writing signed by the Party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

            9.7 Additional Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

            (a) "Business Day" means any day other than a Saturday, Sunday or other day on which the U.S. national securities markets are closed.

            (b) "Kansas Development Center" means the software development center used by the Seller located at 11900 College Boulevard, Overland Park, Kansas.

            (c) "Lien" means any mortgage, deed or trust, hypothecation, lien, claim, restriction, pledge, lease, security interest, encumbrance or charge of any kind.

            (d) "Permitted Liens" means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies not yet due or that are being contested in good faith; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law, in each case, for amounts not yet due; (c) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security and (d) minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the Business.

            (e) "Person" means any individual, firm, limited liability company or partnership, joint venture, corporation, joint stock company, trust or unincorporated organization, incorporated or unincorporated association, government (or any department, agency or political subdivision thereof) or other entity of any kind.

            (f)   "Purchaser's Disclosure Schedule" means the Schedules 3.1-3.3.

            (g) "Seller's Disclosure Schedule" means the Schedules 2.1-2.3, 2.5-2.9 and 2.11.

            (h) "Seller Material Adverse Effect" means an event or development which has had, or could reasonably be expected to have in the future, a material adverse effect, financial or otherwise, on the Business or its assets, properties, results of operations or prospects, taken as a whole, but shall not include any effect arising out of or resulting from (a) a change in general economic or financial conditions, (b) a change, condition or circumstance in the U.S. securities markets or in the financial services industry, (c) a change, condition or circumstance resulting or arising from the attack on the World Trade Centers on September 11, 2001 or (d) this Agreement or the transactions contemplated hereby or any disclosure thereof.

            (i) "Taxes" means any taxes (including, without limitation, income (net or gross), gross receipts, profits, alternative or add-on minimum, assets, turnover, franchise, license, payroll, capital, capital stock, intangible, services, premium, transfer, sales, use, ad-valorem, value-added, property (real or personal), windfall profits, import, excise, custom, stamp, withholding, or estimated taxes), fees, duties, assessments, withholdings or governmental charges of any kind whatsoever.

            9.8 Resolution of Disputes; Consent to Jurisdiction. (a) The Purchaser and the Seller irrevocably agree to attempt to resolve any dispute which may arise out of or in connection with this Agreement through amicable discussions between representatives of the Seller and representatives of the Purchaser. Subject to Section 1.6, any such dispute which is not resolved within one hundred and twenty (120) days of the commencement of discussions between the Purchaser and the Seller may then be submitted to the courts within the State of New York.

            (b) The Parties agree that jurisdiction and venue in any action brought by any Party pursuant to this Amendment shall properly lie and shall be brought in any federal or state court located in the Borough of Manhattan, City and State of New York. By execution and delivery of this Agreement, each Party irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The Parties irrevocably agree that venue would be proper in such court, and hereby irrevocably waive any objection that such court is an improper or inconvenient forum for the resolution of such action.

            9.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

            9.10 Bulk Sales. The Parties agree to waive compliance with any applicable bulk sales laws.

            9.11 Disclosure Schedule. The Parties acknowledge and agree that matters reflected in the Seller's Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Seller's Disclosure Schedule and that such additional matters are set forth for informational purposes and do not necessary include other matters of a similar nature. The Parties agree that any matter disclosed in one section of the Seller's Disclosure Schedule or any other schedule or exhibit hereto is also deemed disclosed for all purposes of the Seller's Disclosure Schedule to the extent the subject matter or relevance of the disclosure is reasonably apparent. The Parties agree that, to the extent of any inconsistency between the Seller's Disclosure Schedule and information, disclosure or schedule heretofore delivered to the Purchaser, the Seller's Disclosure Schedule supercedes and replaces such other information, disclosure and schedules previously provided.

            IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

                                    INSTINET GROUP INCORPORATED.

                                    By: ____________________________________
                                        Name:
                                        Title:

                                    REUTERS AMERICA INC.

                                    By: ____________________________________
                                        Name:
                                        Title:

                         SCHEDULE 1.1(a)(ii) - CONTRACTS


                                  FIRM NAME           DATE RETURNED
                                  ---------           -------------
                              Bankers Trust             4/21/1993
                       Lehman Brothers Inc.            11/19/1993
                          Ahtram Associates             12/6/1993
                     Pacific Stock Exchange             1/31/1994
                    American Stock Exchange              3/4/1994
                         Aim Advisors, Inc.             3/11/1994
             George D. Bjurman & Associates             4/11/1994
                     J. Streicher & Company              6/7/1994
                          Cranmer & Cranmer             6/27/1994
  Merrill Lynch Pierce Fenner & Smith, Inc.             7/14/1994
  Trinity Investment Management Corporation             9/22/1994
                    D.A. Davidson & Company             9/28/1994
                        Kalb, Voorhis & Co.            10/12/1994
                     Morgan Stanley DW Inc.             11/4/1994
                               Pershing/DLJ            11/29/1994
Nicholas-Applegate Capital Management, Inc.             12/7/1994
                  Janus Capital Corporation             1/17/1995
                 Charles Schwab & Co., Inc.             2/10/1995
         Northwestern Mutual Life Insurance
                               Company, The             2/16/1995
        Peak Investment Limited Partnership              5/9/1995
                    AGS Specialist Partners             5/15/1995
                 Kingdon Capital Management              7/7/1995
                     Artisan Partners, L.P.             8/14/1995
             Apex Limited Partnership, L.P.             4/23/1996
                          Alpine Associates             5/17/1996
                    Numeric Investors, L.P.             6/10/1996
          McKinley Capital Partners Limited            11/12/1996
                Adams Harkness & Hill, Inc.            12/12/1996
  Rosenberg Institutional Equity Management             2/10/1997
                             S.D.F. Capital             3/26/1997
                      ABN AMRO Incorporated             5/12/1997
           Oscar Capital Management, L.L.C.              6/3/1997
                National Financial Services             6/10/1997
                    Twin Capital Management              8/6/1997
                  Bloom Staloff Corporation             9/15/1997
            Tradition Asiel Securities Inc.             9/30/1997
                     Regal Asset Management            11/20/1997
                    Gilford Securities Inc.             2/11/1998
                      Highlander Management             2/25/1998
           Astoria Capital Management, Inc.              3/2/1998
                        BCS Brokerage, Inc.              3/5/1998
             Alexander, Wescott & Co., Inc.              4/1/1998
        Friess Associates of Delaware, Inc.              4/2/1998
               JDS Capital Management, Inc.              5/4/1998
          Robb Peck, McCooey Clearing Corp.             5/11/1998
      Alexandra Investment Management, Ltd.             5/14/1998
                      IPO Financial Network             6/18/1998
                   First Options of Chicago              7/1/1998
                 Appaloosa Management, L.P.              8/6/1998
            Gerber Asset Management, L.L.C.             9/29/1998
                   Mellon Equity Associates              1/6/1999
            Resnick Capital Management, LLC             2/15/1999
                    Andover Brokerage Corp.              3/8/1999
                       Astrum Capital, L.P.             5/27/1999

               Taconic Capital Advisors LLC              8/4/1999
           Kensington Management Group, LLC              2/3/2000
                             Unicom Capital              3/2/2000
                      Graham Partners, L.P.             3/20/2000
                   Coastal Securities, Ltd.             3/30/2000
                 Ironhorse Securities, Inc.              4/5/2000
                                   FSIP LLC              4/6/2000
                McKinley Capital Management             4/26/2000
      CapitalWorks Investment Partners, LLC             5/10/2000
             Third Millenium Trading L.L.P.             5/15/2000
              Cambridge Investments Limited             5/23/2000
                               Rali Capital             5/24/2000
             Island Capital Management, LLC             5/30/2000
    American Century Investment Management,
                                       Inc.              6/7/2000
                 Thomas Weisel Partners LLC              6/7/2000
                Aesop Capital Partners, LLC              6/7/2000
                         Hoenig Group, Inc.             6/12/2000
                  Schonfeld Securities, LLC             6/12/2000
                      Lord Abbett & Company             6/27/2000
              F.K. Capital Partners, L.L.C.              7/6/2000
               Knight Capital Markets, Inc.              7/7/2000
              Hoffman Capital Partners, LLC             7/13/2000
                     Blue Chip Trading, LLC             7/14/2000
                                SAC Capital             7/19/2000
 Security Investment Company of Kansas City             7/19/2000
           Morgan Wilshire Securities, Inc.             7/19/2000
           Service Asset Management Company             7/20/2000
               Lancer Management Group, LLC             7/20/2000
                         Roi Partners, L.P.             7/21/2000
                           Heights Partners             7/21/2000
                   Wilson-Davis & Co., Inc.             7/28/2000
                    Rudick Asset Management             7/31/2000
        Duquesne Capital Management, L.L.C.              8/1/2000
              L.M. Capital Management, L.P.              8/4/2000
              Electronic Trading Group, LLC              8/7/2000
        Greenville Capital Management, Inc.             8/14/2000
                           Unity Management             8/16/2000
                       DeMatteo Monness LLC             8/21/2000
                 Sandler O'Neill & Partners             8/25/2000
                    G.B. Capital Group, LLC             8/25/2000
                  Investment Advisers, Inc.             8/30/2000
                            Scottrade, Inc.             8/30/2000
                    C. Blair Capital, L.L.C             8/30/2000
          First Union Capital Markets Corp.             8/30/2000
                              Globalt, Inc.              9/7/2000
                    Daruma Asset Management             9/14/2000
                       Argos Partners, Ltd.             9/15/2000
                         TCM Partners, L.P.             9/15/2000
                            ABT Group, Inc.             9/15/2000
           Canadian Imperial Holdings, Inc.             9/20/2000
               Azure Capital Partners, L.P.             9/20/2000
                     Parker Financial Corp.             9/22/2000
Boston Company Institutional Investors, The             9/25/2000
         Neptune Capital Management, L.L.C.             9/28/2000
                 NAV Capital Management LLC             9/28/2000
                  033 Asset Management, LLC             10/3/2000
                      VanWagoner Funds Inc.             10/4/2000

Colorado Public Employees Retirement Assoc.             10/6/2000
                           Victor Dandridge            10/10/2000
                       Geewax, Terker & Co.            10/16/2000
           Glenview Capital Management, LLC            10/18/2000
                     Rom-Bo Trading Company            10/23/2000
          Sawgrass Asset Management, L.L.C.            10/23/2000
          Saldutti Capital Management, L.P.            10/24/2000
                  Focus Capital Corporation            10/24/2000
         Firsthand Capital Management, Inc.            10/26/2000
          RS Investment Management Co., LLC            10/30/2000
                     Amerindo Advisers Ltd.            10/30/2000
                          SMC Capital, Inc.             11/1/2000
                         Rock Solid Capital             11/1/2000
         Fiduciary Asset Management Company             11/2/2000
                 Travelers Group Investment             11/2/2000
        Thomas Weisel Capital Partners, LLC             11/3/2000
                     Cabot Money Management             11/7/2000
                   Forza Capital Management            11/16/2000
                    Lazard Freres & Company            11/20/2000
            Strong Capital Management, Inc.            11/20/2000
                              T. Rowe Price            11/28/2000
                          Glocap Management            11/28/2000
                            Wien Securities            11/29/2000
            Morse, Williams & Company, Inc.            11/30/2000
                 D.E. Shaw Securities, L.P.             12/4/2000
                     C.E. Unterberg, Towbin             12/6/2000
      C.E. Unterberg, Towbin Advisors, L.P.             12/6/2000
                         Portfolio Advisory             12/7/2000
               Tudor Investment Corporation             12/7/2000
                           Maverick Capital            12/18/2000
                     Bayview Partners, Inc.            12/18/2000
                 Melvin Specialists, L.L.C.            12/18/2000
            Becker Capital Management, Inc.            12/19/2000
                      Harvest Capital, L.P.            12/20/2000
                    Third Market Corp., The              1/4/2001
                          Dempsey & Company              1/8/2001
                 Dain Rauscher Incorporated              1/8/2001
                       Omega Advisors, Inc.             1/19/2001
                   Midwood Securities, Inc.             1/23/2001
               Legg Mason Wood Walker, Inc.             6/14/2001
     Direct Access Brokerage Services, Inc.             6/28/2001
              MPM Bio Equities Adviser, LLC             6/14/2004

                   SCHEDULE 1.1(a)(iv) - INTELLECTUAL PROPERTY


        PROGRAM          OWNER       FUNCTION
        -------          -----       --------
  212992about*           INET        Configuration viewer
  196608aim_profile*     INET        Global shell config script
  892928alertmgr*        INET        Price limit alert server
  606208appendmdb*       INET        TTS load generation tool
  532480buildmonfile*    INET        Build monitor list for testing (testing tool)
  835584cc_fsp*          INET        Customer coments fsp (feed specific processor)
  344064cc_inj*          INET        Injector for cc_fsp
  229376cfg_gettable*    INET        Config tool
  360448cfg_local*       INET        Local config server
  229376cfg_master*      INET        Master configuration server
  196608cfgdump*         INET        Configuration dump tool
  196608cfgrefresh*      INET        Command line tool to refresh config
  172780chaintest*       INET        Test the quote chains in the symbology database
  581632cliwq*           INET        Client write queue, dumps client buffer queue peaks
  630784dbload*          INET        MDB (Quote server) Data tool
  270336decrypt_emap*    INET        Entitlement description tool
 2158104dsftp*           INET        Datascope FTP transfer application
 1707272dsftpgetcfg*     INET        Support too for above
  286720encrypt_emap*    INET        Entitlement encryption tool
  696320ents_agent*      INET        Local entitlement cache
  524288ents_cmd*        INET        Entitlements tool
  630784ents_fsp*        INET        Entitlements feed specific processor
  294912ents_pdmn*       INET        Itrack entitlements interface daemon
    1075etail*           INET        Log tool
  253952flddict*         INET        Field dictionary support tool
  221184fmon*            INET        FIS FSP
  638976fspcorp*         INET        FSP for Corp Actions
  909312fspfis*          INET        FIS FSP
  204800fspinj*          INET        Utility feed injector
 1531904fspqrm*          INET        QRM Feed specific processor (FSP)
  499712fspqrmadm*       INET        QRM Feed specific processor (FSP) admin tool
  499712fsprsf*          INET        Select feed FSP
  303104fspserv*         INET        Utility feed server
  729088fspsup*          INET        Supplemental FSP
  450560fspsyn*          INET        Synthetics FSP
  630784fullqt*          INET        Makes "full quote" request
  540672getconfig*       INET        Config diag, tool
 4935016hds*             INET        Historical distribution server and components
 2758808hdsclient*       INET        ""
 3933448hdsdump*         INET        ""
 1833144hdsgetcfg*       INET        ""
 2085476hdsinit*         INET        ""
  868352histclient*      INET        ""
 2429572histcopy*        INET        ""
 2356080histdump*        INET        ""
 2382232histserv*        INET        ""

  958464ixconfig*        INET        Front end to config database
  573440loadmdb*         INET        TTS Load generation tool
 5443532neweod*          INET        EOD (End of Day) application
  778240newsdbadm*       INET        Raima tool
  573440newsread*        INET        News support tool
  843776newsserv*        INET        News server
 1122304pcm*             INET        Page cache manager
  196608pcmclean*        INET        ""
  196608pcmdbg*          INET        ""
  196608pcmevt*          INET        ""
  245760pcmshm*          INET        ""
  278528pgload*          INET        PCM tool
  253952qam*             INET        Alert manager
  229376qamdiag*         INET        Alert daemon diagnostic tool
  120196qcomm_dmn*       INET        QCOMM (Comms abstractor) daemon
  196608qcomm_stat*      INET        QCOMM statistics tool
  204800qcomm_tpc*       INET        Load monitoring
  204800qcomm_tps*       INET        Load generation tools
  188416qdbclean*        INET        QDBS Subsystem components and tools
  548864qdbdelete*       INET        ""
  344064qdbmon*          INET        ""
  196608qdbrdhash*       INET        ""
  311296qdbrdshm*        INET        ""
  321828qdbs*            INET        ""
 1073152qdbs.dbg*        INET        ""
  188416qdbsize*         INET        ""
  557056qdbsymbols*      INET        ""
  589824qrmparse*        INET        QRM (Quotron reference machine) interfaces and tools
 1335296qrmrecap*        INET        ""
  835584qrmSDbrowse*     INET        ""
  286720qrmSDperuse*     INET        ""
  679936qrmtest*         INET        ""
  573440qsym*            INET        QDBS Shared memory dump tool
  557056qtmon*           INET        News server monitor tool
  958464qtserv*          INET        News server
  679936recap*           INET        News server util
  548864setfeedtime*     INET        Util
  196608sg_avail*        INET        Symbol guide components
  524288sg_ric_load*     INET        ""
  212992sg_showconfig*   INET        ""
  229376sgclient*        INET        ""
  294912sgserver*        INET        ""
  204800startfeeds*      INET        Starts feeds (fsp) based on config.
  180224timestamp*       INET        Timestamping utility
  573440tts_capop*       INET        Time and sales server (TTS)
  622592tts_corpact*     INET        ""
  557056tts_dumpwatch*   INET        ""
  581632tts_gapmaint*    INET        ""
  548864tts_getconfig*   INET        ""
  532480tts_mkthours*    INET        ""

  614400tts_tickconv*    INET        ""
  614400ttsaddfields*    INET        ""
  598016ttsbombard*      INET        ""
  647168ttsclient*       INET        ""
  942080ttscupd*         INET        ""
  786432ttsdbadm*        INET        ""
  606208ttsqlcomp*       INET        ""
 1138688ttsqp*           INET        ""
  557056ttsqpadmin*      INET        ""
  524288ttssynccli*      INET        ""
  565248ttsupdadmin*     INET        ""
  983040ttsupdater*      INET        ""
  688128ttsvgen*         INET        ""
  196608what*            INET        Support tool, displays module version

IDW QUOTRON IX FILES DISTRIBUTED          OWNER
\bin\about.exe                            INET
\bin\add_exceed.cmd                       INET
\bin\adstatus.exe                         INET
\bin\alertmgr.exe                         INET
\bin\appendmdb.exe                        INET
\bin\brwsenum.dll                         INET
\bin\cfgdump.exe                          INET
\bin\cfglocal.exe                         INET
\bin\cfgrefresh.exe                       INET
\bin\chaintest.exe                        INET
\bin\dal.exe                              INET
\bin\datdump.exe                          INET
\bin\dbcheck.exe                          INET
\bin\dbclrlb.exe                          INET
\bin\dbedit.exe                           INET
\bin\dbexp.exe                            INET
\bin\dbimp.exe                            INET
\bin\dbload.exe                           INET
\bin\dbrev.exe                            INET
\bin\dchain.exe                           INET
\bin\ddlp.exe                             INET
\bin\entsagent.exe                        INET
\bin\ents_cmd.exe                         INET
\bin\fspinj.exe                           INET
\bin\fspserv.exe                          INET
\bin\getconfig.exe                        INET
\bin\histclient.exe                       INET
\bin\histdump.exe                         INET
\bin\histserv.exe                         INET
\bin\id.exe                               INET
\bin\initdb.exe                           INET
\bin\keybuild.exe                         INET
\bin\keydump.exe                          INET
\bin\keypack.exe                          INET
\bin\lmclear.exe                          INET
\bin\Lmw.exe                              INET
\bin\newsdbadm.exe                        INET
\bin\newsread.exe                         INET
\bin\newsserv.exe                         INET
\bin\pcm.exe                              INET
\bin\pcmdbg.exe                           INET
\bin\pcmshm.exe                           INET
\bin\pgload.exe                           INET

\bin\prdbd.exe                            INET
\bin\qam.exe                              INET
\bin\qamdiag.exe                          INET
\bin\qcomm.exe                            INET
\bin\qcomm_stat.exe                       INET
\bin\qcomm_tpc.exe                        INET
\bin\qcomm_tps.exe                        INET
\bin\qdbdelete.exe                        INET
\bin\qdbmon.exe                           INET
\bin\qdbrdshm.exe                         INET
\bin\qdbs.exe                             INET
\bin\qdbsymbols.exe                       INET
\bin\QSCMEXT.exe                          INET
\bin\QSCMEXTW.exe                         INET
\bin\qsym.exe                             INET
\bin\qtmon.exe                            INET
\bin\qtserv.exe                           INET
\bin\recap.exe                            INET
\bin\regadmin.exe                         INET
\bin\remove_exceed.cmd                    INET
\bin\sgclient.exe                         INET
\bin\sgserver.exe                         INET
\bin\ttsaddfields.exe                     INET
\bin\ttsclient.exe                        INET
\bin\ttscupd.exe                          INET
\bin\ttsdbadm.exe                         INET
\bin\ttslmgr.exe                          INET
\bin\ttsqp.exe                            INET
\bin\ttsqpadmin.exe                       INET
\bin\ttstickconv.exe                      INET
\bin\ttsupdadmin.exe                      INET
\bin\ttsupdater.exe                       INET
\bin\ttsvgen.exe                          INET
\bin\tts_capop.exe                        INET
\bin\tts_corpact.exe                      INET
\bin\tts_dumpwatch.exe                    INET
\bin\tts_gapmaint.exe                     INET
\bin\tts_getconfig.exe                    INET
\bin\tts_mkthours.exe                     INET
\bin\what.exe                             INET
\files\ttrestart.cmd                      INET
\files\ttsrevise.cmd                      INET
\files\ttsstart.cmd                       INET
\files\ttsstop.cmd                        INET

SOFTWARE                           OWNER            DESCRIPTION
\bin\aboutme.cmd                   INET             Command-line tool
\bin\Advisor.dll                   INET             R&A access layer
\bin\alarm.dll                     INET             R&A Alarm app
\bin\ATPlus.exe                    INET             Command-line tool
\bin\c4dll32.dll                   INET             Database access
\bin\CB32.dll                      INET             Database access
\bin\Ctlbtn.dll                    INET             R&A control
\bin\Ctlfold.dll                   INET             R&A control
\bin\Ctltbar.dll                   INET             R&A control
\bin\currdate.exe                  INET             Command-line tool
\bin\database.dll                  INET             Database access
\bin\datareq.exe                   INET             Command-line tool
\bin\db32.dll                      INET             Database access
\bin\dosbupdt.exe                  INET             Command-line tool
\bin\exlocx.ocx                    INET             EDAX control
\bin\fundam.dll                    INET             R&A Fundam app
\bin\FundamClient.exe              INET             Database replication service
\bin\FundamServer.exe              INET             Database replication service
\bin\grapheng.dll                  INET             R&A Graph app
\bin\GREP.COM                      INET             Command-line tool
\bin\iacalc.dll                    INET             Calculation engine
\bin\iacomm.dll                    INET             R&A Inetbook app
\bin\iadll.dll                     INET             R&A access layer
\bin\ialogin.dll                   INET             R&A Inetbook app
\bin\iares.dll                     INET             R&A access layer
\bin\iarlaunch.cmd                 INET             Command-line tool
\bin\iashell.exe                   INET             R&A framework
\bin\inetbook.dll                  INET             R&A Inetbook app
\bin\Inimod.exe                    INET             Command-line tool
\bin\IXAccess.dll                  INET             R&A access layer
\bin\IXDaily.dll                   INET             ""
\bin\IXFundam.dll                  INET             ""
\bin\IXNews.dll                    INET             ""
\bin\IXTickDll.dll                 INET             ""
\bin\killer.exe                    INET             Command-line tool
\bin\l2dll.dll                     INET             R&A access layer
\bin\lineedit.dll                  INET             R&A control
\bin\listman.dll                   INET             R&A List Management app
\bin\msgapp32.exe                  INET             R&A audit message app
\bin\muscroll.dll                  INET             R&A control
\bin\Net_time.exe                  INET             Command-line tool
\bin\news.dll                      INET             R&A News app
\bin\newscvt.exe                   INET             Command-line tool
\bin\options.dll                   INET             R&A Options app

\bin\optreqdll.dll                 INET             ""
\bin\perfdll.dll                   INET             R&A Performance Monitor
\bin\pfdll.dll                     INET             Portfolio engine
\bin\QSend.exe                     INET             Command-line tool
\bin\query.dll                     INET             Report engine
\bin\quote.dll                     INET             R&A Quote app
\bin\racc.dll                      INET             R&A control
\bin\RAChart.ocx                   INET             R&A Chart control
\bin\RAEDIT.exe                    INET             R&A control
\bin\ragen.dll                     INET             R&A control
\bin\RAGREP.COM                    INET             Command-line tool
\bin\rakenny.exe                   INET             R&A framework
\bin\ramsgdll.dll                  INET             R&A audit message app
\bin\raphx.exe                     INET             R&A framework
\bin\rarestart.exe                 INET             R&A framework
\bin\RASetVer.exe                  INET             Command-line tool
\bin\ratempl.xlt                   INET             EDAX template
\bin\Ratmplt.xlt                   INET             EDAX template
\bin\RaUrlMon.dll                  INET             R&A URL interceptor
\bin\RaUtils.exe                   INET             Command-line tool
\bin\repmerge.exe                  INET             Command-line tool
\bin\report.dll                    INET             R&A Report app
\bin\restore.exe                   INET             Command-line tool
\bin\rld.exe                       INET             Symbollogy importer
\bin\rsdfe.exe                     INET             Command-line tool
\bin\RSDSClient.exe                INET             Software distribution system
\bin\RSDSServer.exe                INET             ""
\bin\sales.dll                     INET             R&A Sales app
\bin\SDBTool.exe                   INET             Command-line tool
\bin\sdbutil.exe                   INET             Command-line tool
\bin\Service.dll                   INET
\bin\Service.exe                   INET
\bin\SERVSET.EXE                   INET             Command-line tool
\bin\setini.exe                    INET             Command-line tool
\bin\signal.dll                    INET             R&A Signal app
\bin\snapshot.dll                  INET             R&A Snapshot app
\bin\split.exe                     INET             Command-line tool
\bin\studydef.dll                  INET             R&A Study definer app
\bin\studypic.dll                  INET             R&A Study picker app
\bin\studyreq.exe                  INET             Command-line tool
\bin\stupid.dll                    INET             R&A app template
\bin\SymTblClient.exe              INET             Database replication
\bin\SymTblServer.exe              INET             ""
\bin\SynthHistHESrv.exe            INET             ""
\bin\SynthHistSrv.exe              INET             ""
\bin\SYNTHMSG.DLL                  INET             ""

\bin\SynthTest.exe                 INET             ""
\bin\TaskPlus.exe                  INET             Command-line tool
\bin\ticker.dll                    INET             R&A Ticker app
\bin\vectcalc.dll                  INET             Report engine
\bin\VersionCheck.exe              INET             Command-line tool
\bin\vlist.dll                     INET             R&A control
\bin\VwSymTbl.exe                  INET             Command-line tool
\bin\WebBrowz.DLL                  INET             R&A Web browser app
\bin\wexpress.dll                  INET             "Express" language engine
\bin\wgraph.dll                    INET             R&A Graph app
\etc\CSMS.exe                      INET             Client site monitoring server
\etc\migrate.bat                   INET             Command-line tool
\etc\phnxcopy.exe                  INET             Command-line tool
\OLE\loadmgr.exe                   INET             CPU capacity monitor
\OLE\RaUrlMon.dll                  INET             R&A URL interceptor
\OLE\SC.EXE                        INET             Command-line tool

                        SCHEDULE 1.1(b) - EXCLUDED ASSETS

The Excluded Assets shall be:

         1. INSTINET BookStream (Instinet's full book data feed consisting of all U.S. market (i.e., OTC and listed) Instinet non-routed orders and trades over a dedicated communications line);

         2. INSTINET's proprietary Real-Time Trading Service;

         3. the lease related to the Kansas Development Center;

         4. all rights in the trademark application for the trademark "Instinet R&A", Serial No. 76/229,417, filed March 23, 2001;

         5. all rights in the trademark application for the trademark "Instinet Research & Analytics", Serial No. 76/229,416, filed March 23, 2001;

         6. all rights of the Seller related to the Raima software, Microsoft development tools and Sun Microsystems development environment used in connection with the R&A product.

                       SCHEDULE 1.2 - ASSUMED LIABILITIES

Assumed Liabilities shall mean the following:

         (i) all Liabilities of the Seller arising from and after the Effective Date under the Contracts,

         (ii) all Liabilities of the Seller arising from and after the Effective Date under any lease agreement for any Equipment,

         (iii) all Liabilities in respect of the Transferred Employees who accept employment with the Purchaser (and their dependents) arising or relating to the employment of any such Transferred Employee from and after January 1, 2002,

         (iv) all Liabilities for Taxes relating to the Business in connection with the sale of the Assets that are not paid by the Purchaser to the Seller, and

         (v) subject to the last sentence of Section 1.2(a), all Liabilities for Taxes arising or payable from and after the Effective Date relating to the Business.

                           SCHEDULE 2.1 - ORGANIZATION

None

                    SCHEDULE 2.2 - AUTHORITY; ENFORCEABILITY

None

                            SCHEDULE 2.3 - NO BREACH

None

                             SCHEDULE 2.5 - CONSENTS

None

                     SCHEDULE 2.6 - ACTIONS AND PROCEEDINGS

None

                             2.7 - TITLE TO PROPERTY

None

                      SCHEDULE 2.8 - INTELLECTUAL PROPERTY

None

                             SCHEDULE 2.9 - PERMITS

None

                          SCHEDULE 2.10 - SELLER PLANS

1.       Rules of Reuters Group PLC International SAYE Share Option Plan 1997

2.       Reuters Performance Related Share Plan (non-UK employees)

3.       RIS Ravings (401(k) Plan

4.       Instinet 2000 Stock Option Plan

5.       Instinet Management Bonus Deferral Plan (2000)

6.       Administrative Services Agreement

7. US Healthcare, Inc. d/b/a Aetna US Healthcare and Indemnity Company Group Agreement Cover Sheet

8.       Flexible Spending Account Administrative Services Agreement

9.       Administrative Services Agreement, Metropolitan Life Insurance Company

10.      Examiner's Confidentiality Agreement Appendix

11.      Reuters Supplemental Executive Retirement Plan ("SERP") Overview

12.      Amended and Restated Reuters America Inc. Employee Stock Purchase Plan

13.      Reuters Group PLC Plan 2000 Share Option Plan: Rules, 21 April 1998

14.      Vacation Allowances:

         Continuous Service        Allowance
         First year(year of hire)  1.25 days for each complete month worked
         First January             15 days(1.25 days per month)
         Second January            20 days(1.67 days per month)
         Fifth January             25 days(2.08 days per month)

         Personal Days:
         Less than 10 years        3 days
         10 years or more          4 days

         Holidays(9):
         New Year's Day            Independence Day
         Martin Luther King, Jr.   Labor Day
         Washington's BD           Thanksgiving Day
         Good Friday               Christmas Day
         Memorial Day

15.      Short Term Disability(26 weeks)

16. Long Term Disability(after 180 days of disability-662/3 of earnings, max 5K per month)

17.      Group Life Insurance(2x base salary, max 1 million dollars)

18. Group Accidental Death & Dismemberment (2x salary, max 1 million dollars)

19.      Post Retirement Medical Coverage

20.      Metlife Dental

21.      Cole Vision(formally Metlife Vision)

22.      Managed Health Network (EAP & LifeCare)

                            SCHEDULE 2.11 - CONTRACTS

None

            SCHEDULE 3.1 - ORGANIZATION; AUTHORITY AND ENFORCEABILITY

None

                            SCHEDULE 3.2 - NO BREACH

None

                             SCHEDULE 3.3 - CONSENTS

None

                  EXHIBIT A - FORM OF MUTUAL SERVICES AGREEMENT


               SEE EXECUTION COPY OF THE MUTUAL SERVICES AGREEMENT

                EXHIBIT B - FORM OF INTELLECTUAL PROPERTY LICENSE



             SEE EXECUTION COPY OF THE INTELLECTUAL PROPERTY LICENSE